Exhibit 99.1

Press Release New York

SOTHEBY'S REPORTS THIRD QUARTER AND
FIRST NINE MONTHS 2012 FINANCIAL RESULTS

•	Total Revenues Increase 18% in the Third Quarter

•	Private Sale Commission Revenues Increase 50% in the Quarter

•	Third Quarter Pre-Tax Results Improve 20% Compared to One Year Ago

November 8, 2012, New York -- Sotheby's (NYSE: BID) today reported financial results for the third quarter and first nine months ended September 30, 2012.

Sotheby's reported third quarter 2012 revenues increased 18%, to $68.5 million, driven by a $4.9 million, or 50% improvement in private sale commission revenues and a $1.6 million, or 56% increase in Finance segment revenues. Largely due to these revenue increases, the Company reported a pre-tax loss of ($46.4) million for the quarter, compared to a pre-tax loss of ($57.9) million in the prior year - an $11.5 million, or 20% improvement.

For the three months ended September 30, 2012, Sotheby's reported a net loss of ($32.6) million, which reflects a slight $2.8 million deterioration from the prior year due to an $11.6 million tax benefit recognized in the third quarter of 2011 as a result of the reversal of a valuation allowance against certain of Sotheby's deferred tax assets.

Because of the seasonal nature of the art auction market, third quarter Auction Sales have historically represented approximately 7%-10% of annual Auction Sales resulting in a loss period for the Company. Third quarter results are typically not indicative of expected full year results. Management believes that investors should focus on results for six and twelve month periods, which better reflect the auction market business cycle.

Exhibit 99.1

For the nine months ended September 30, 2012, Sotheby's net income declined $57.7 million, or 58%, when compared to the prior year. This decrease is primarily due to lower auction commission revenues resulting from a $433.5 million, or 16%, reduction in Net Auction Sales, compared to a 2011 period with an historically unprecedented level of single owner sales. The decline in year-to-date auction commission revenues is partially offset by an $8.2 million, or 17%, increase in private sale commission revenues and a $6.4 million decrease in Dealer Segment inventory writedowns, as well as $4.5 million of charges recorded in 2011 from restructuring actions to streamline Sotheby's European selling operations.

In September, Sotheby's successfully issued $300 million in ten year notes at 5.25% which is far below the existing effective interest rate for Sotheby's current high yield debt of 7.83%. The net proceeds of the issuance of these notes will be used to redeem all of the outstanding ($80 million) 7.75% Senior Notes in November 2012 and for general corporate purposes, including the repayment of other existing indebtedness. The Company intends to utilize $181.9 million of the net proceeds to settle the 3.125% Convertible Notes, which mature in June 2013.

“Sotheby's continues to see considerable demand for precious works of art,” said Bill Ruprecht, President and Chief Executive Officer. ”Our sales in London last month brought record results and starting this evening and in the coming weeks, we will offer for sale the finest collection of paintings, drawings, sculpture and jewels available in the world - including a number of rare works that we are very excited about. The art market remains quite robust, especially at the high end.”

Fourth Quarter Sales To Date
Sotheby's launched the fourth quarter with a series of sales in Hong Kong that took place early last month. Over 3,150 lots were sold over the five days of auctions bringing a total of $261.9 million,

Exhibit 99.1

towards the high end of the pre-sale estimate range of $212/$287 million but below the Fall 2011 level of $410.8 million. For traditional Chinese art categories, the Fine Chinese Paintings sale doubled the pre-sale estimate, and in the Chinese Ceramics and Works of Art sale, a pair of enameled double-gourd vases from the Qianlong period brought the extraordinary price of $13.7 million. Auction records were set for a Southeast Asian painting, the artist Lee Man Fong, as well as the contemporary Chinese artist Liu Wei. Also achieved were the strongest total for a wine sale series in Hong Kong in 2012, a record for a various-owner sale of watches at Sotheby's worldwide as well as the sale of an 88.88 carat diamond necklace for a remarkable $5.1 million.

In conjunction with Frieze week in London in October, our Contemporary and Italian Art sales brought excellent results. The week series totaled $112.1 million, at the high end of the pre-sale estimate and a record total for a London October sales series in the category. Highlighting the sales was Gerhard Richter's Abstraktes Bild from the collection of Eric Clapton which also earned a record for the artist at auction when it sold for $34.9 million.

Upcoming Sales
Tonight in New York, at our evening sale of Impressionist and Modern Art, are two legendary portraits of Pablo Picasso's mistress Marie-Thérèse Walter, Nature Morte aux Tulipes and Femme à la Fenêtre (pre-sale estimates of $35/$50 million and $15/$20 million, respectively). The former was painted in 1932, which has been recognized as the pinnacle of Picasso's near-century long production while the latter is part of a group of works that have come to epitomize Surrealist figurative painting at its most impassioned and dramatic. The auction is further distinguished by works from both prominent estates and important American museum collections, including works by Paul Cézanne, Henry Moore, Claude Monet and more. The total pre-sale estimate for the evening sale is $173/$251 million.

Exhibit 99.1

Next week in New York, Sotheby's Contemporary Art sales are highlighted by Mark Rothko's No. 1 (Royal Red and Blue). The large scale masterpiece was one of eight works chosen by Rothko for his landmark solo show in 1954 at the Art Institute of Chicago (pre-sale estimate of $35/$50 million). Also featured in the sale is Jackson Pollock's Number 4, 1951, a rare drip painting on canvas (pre-sale estimate of $25/35 million) and one of the most important versions of Francis Bacon's iconic Pope Paintings ever to have appeared at auction, Untitled (Pope) (pre-sale estimate of $18/25 million). The total sale series carries a pre-sale estimate of $363/$502 million.

Note: Estimates do not include buyer's premium. Sale totals for auctions discussed in this release include buyer's premium.

All Sotheby's Press Releases and SEC filings are available on our web site at www.sothebys.com. An outline of the conference call will be available at http://investor.shareholder.com/bid/events.cfm.
Sotheby's will host a conference call at 4:45 PM EST on November 8, 2012, to discuss its third quarter and first nine months 2012 financial results. Please dial 888-371-8897 and for callers outside the United States, Puerto Rico and Canada, please dial 1-970-315-0479, approximately 15 minutes before the scheduled start of the call. The call reservation number is 38294000.
The conference call will also be accessible via webcast on the Investor Relations section of the Sotheby's web site at http://investor.shareholder.com/bid/events.cfm.

Contacts:
Press Department | 212 606 7176 | Andrew Gully | Andrew.Gully@Sothebys.com
Press Department | +44 (0) 20 7293 5168 | Matthew Weigman | Matthew.Weigman@Sothebys.com
Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com

About Sotheby's
Sotheby's is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 40 countries, with principal salesrooms located in New York, London, Hong Kong and Paris. The Company also regularly conducts auctions in six other salesrooms around the world. Sotheby's is listed on the New York Stock Exchange under the symbol BID. For information, please visit www.sothebys.com/.

Forward-looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.

Financial Table Follows

Appendix A

SOTHEBY’S
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Revenues:
Auction and related revenues	$59,711	$52,916	$447,272	$516,841
Finance revenues	4,572	2,923	12,727	9,022
Dealer revenues	1,815	591	11,887	16,848
License fee revenues	2,046	1,408	4,539	4,119
Other revenues	317	372	944	757
Total revenues	68,461	58,210	477,369	547,587
Expenses:
Direct costs of services	4,225	5,083	38,924	40,295
Dealer cost of sales	2,553	6,012	11,624	20,267
Marketing expenses	3,500	2,803	12,508	10,639
Salaries and related costs	53,447	45,724	194,549	194,186
General and administrative expenses	37,980	37,404	116,753	110,788
Depreciation and amortization expense	4,690	4,461	13,244	12,803
Restructuring charges, net	(25)	2,208	(3)	4,476
Total expenses	106,370	103,695	387,599	393,454
Operating (loss) income	(37,909)	(45,485)	89,770	154,133
Interest income	280	530	1,102	3,667
Interest expense	(10,390)	(10,330)	(30,682)	(31,277)
Extinguishment of debt, net	—	(1,529)	—	(1,529)
Other income (expense)	1,596	(1,086)	2,391	(1,455)
(Loss) income before taxes	(46,423)	(57,900)	62,581	123,539
Equity in earnings (losses) of investees, net of taxes	17	(25)	194	28
Income tax (benefit) expense	(13,841)	(28,206)	20,574	23,631
Net (loss) income	$(32,565)	$(29,719)	$42,201	$99,936
Basic (loss) earnings per share - Sotheby’s common shareholders	$(0.48)	$(0.44)	$0.62	$1.47
Diluted (loss) earnings per share - Sotheby’s common shareholders	$(0.48)	$(0.44)	$0.61	$1.43
Weighted average basic shares outstanding	67,771	67,410	67,661	67,263
Weighted average diluted shares outstanding	67,771	67,410	68,494	69,075
Cash dividends paid per common share	$0.08	$0.05	$0.24	$0.15